Press Release
FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Q3 Fiscal Year 2007 Form 10-Q
ROSELAND, N.J. (May 10, 2007) — BISYS, a leading provider of outsourcing solutions for the financial services industry, today filed its quarterly report on Form 10-Q for the third quarter of fiscal 2007 ended March 31, 2007.
Consolidated revenues for the quarter grew 9.4% year-on-year, to $231.6 million from $211.7 million a year ago. Year-to-date for the first nine months of fiscal 2007, revenues have grown 6.4%, to $664.4 million from $624.7 million for same period last year.
Pre-tax income from continuing operations for Q3 fiscal 2007 declined from $29.1 million to $23.9 million year-on-year, due primarily to the effect of $9.0 million in insurance recoveries received in Q3 fiscal 2006, which reduced litigation and regulatory expenses in the prior period. Income from continuing operations was similarly affected, and totaled $16.8 million versus $20.0 million in the prior year. Third quarter included $4.1 million relating to the strategic alternatives process and other legal expenses. In Q3 fiscal 2006, corporate expenses included $4.5 million of restructuring and other charges associated with moving the Company’s corporate headquarters to New Jersey, and professional fees and severance associated with the Company’s restatement process, but these were offset by the $9.0 million insurance recoverable discussed above.
Year-to-date fiscal 2007, the Company reported income from continuing operations of $64.8 million compared to $63.7 million for the same period of fiscal year 2006. Year-to-date fiscal 2006 included $10.3 million of net excess corporate expenses, primarily related to the strategic alternatives process, offset by insurance recoveries received, versus $6.7 million in net excess corporate expense in the prior year.

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Investment Services’ Q3 revenue increase of 11.2% year-on-year was all organic and driven largely by the continued strong growth in the Alternative Investment Services business. Operating earnings for the segment improved almost 20% year-on-year and margins improved from 11.5% to 12.2%, despite lower earnings in the Fund Services business.
Revenues for the Insurance Services segment increased 4.9% for the quarter compared to last year, aided by acquisitions. Organic revenues were down 0.7%, with growth in Life Insurance more than offset by a decline in Commercial Insurance. Insurance Services operating earnings for the quarter were down 10.8% compared to last year.
BISYS recently announced an agreement to be acquired by Citi with Citi simultaneously selling the Insurance Services segment and Retirement Services business to the private equity firm JC Flowers, and provided a business update. The Company will provide additional information about the proposed transaction in proxy materials expected to be filed in the coming weeks. Accordingly, the Company is not hosting an additional investor call at this time.
Bruce Dalziel, Executive Vice President and Chief Financial Officer, commented, “Filing our third quarter fiscal 2007 report today with the SEC is another step forward for BISYS. Looking ahead, we remain committed to meeting the needs of our customers and growing our businesses while bringing our agreement with Citi to shareholder vote as soon as possible.”
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products.
The Form 10-Q report and additional information is available on the Company’s website at www.bisys.com under the Investor Relations tab. Investors may also request a paper copy of the filing by calling the Company’s Investor Relations department at (973) 461-2500 or by writing to The BISYS Group, Attention: Investor Relations, 105 Eisenhower Parkway, Roseland, New Jersey 07068.

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Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the impact of the Company’s proposed merger with Citibank N.A, and the outcome of pending and future government investigations and litigations involving the Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This release may be deemed to be soliciting material in respect of the proposed merger of BISYS and Citibank N.A. In connection with the proposed merger and required stockholder approval, BISYS will file with the Securities and Exchange Commission (the “SEC”) a proxy statement. The proxy statement will be mailed to BISYS stockholders and will contain information about BISYS, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from BISYS by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about BISYS, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from BISYS at www.bisys.com.
PARTICIPANTS IN SOLICITATION
BISYS and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning BISYS’ participants is set forth in BISYS’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which was filed with the SEC on December 18, 2006. Additional information regarding the interests of participants of BISYS in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. BISYS’ press releases and other Company information are available at BISYS’ website located at www.bisys.com.